EXHIBIT 99.1

Stillwater Mining Company Reports First Quarter 2016 Results

LITTLETON, Colo., May 06, 2016 (GLOBE NEWSWIRE) -- Stillwater Mining Company (NYSE:SWC) today reported financial results for the quarter ended March 31, 2016.

First Quarter 2016 Highlights:

  All-in sustaining costs (AISC)* of $613 per mined ounce of palladium and platinum, down 19.7% from $763 per mined ounce for the first quarter of 2015
  Cash and cash equivalents plus highly liquid investments of $452.4 million at quarter end
  Mined palladium and platinum production of 137,300 ounces, an increase of 3.0% from the 133,300 ounces mined during the first quarter of 2015
  Processed 154,200 ounces of recycled palladium, platinum and rhodium, an increase of 41.9% over 108,700 ounces recycled during the first quarter of 2015
  Consolidated net loss attributable to common stockholders of $9.9 million or $0.08 per diluted share, reflecting the decrease in average sales price per mined ounce (palladium and platinum) to $612, a 29.7% decrease from $871 realized for the first quarter of 2015

Commenting on the first quarter results, Mick McMullen, the Company’s President and Chief Executive Officer stated, "From an operational perspective, the first quarter of 2016 was a very good start to the year. AISC* for the quarter of $613 per mined ounce was a great result that was slightly better than the lower end of our current annual guidance range of $615 to $665 per mined ounce. Further, this performance was consistent with our result for the fourth quarter of 2015 and demonstrates that we have achieved a new operating cost structure. Our mined production was a strong result and is showing the benefits of our productivity drive over the past two years.

"While the progress made to reduce costs has been notable, we believe that there are additional opportunities to further improve productivity and our team is working diligently to make added sustainable improvements. In addition, recycling volumes were ahead of plan for the first quarter of 2016 and we continue to pursue expansion of this business given our processing capacity.

"The Blitz project is a high priority for the Company and we have spent considerable time working on plans to accelerate this development. This effort is starting to deliver results, with advance rates increasing by 45% in the first quarter of 2016 compared to the 2015 average. Drilling of the J-M Reef from the underground development is being prioritized and results continue to be consistent with or slightly more favorable than typical off-shaft mineralization.

“As we have continued to make operational and cost improvements, the PGM price environment was challenging during the first two months of the quarter. Our average sales price for mined palladium and platinum totaled $531 and $919 per ounce respectively for the quarter, resulting in an average basket price of $612 per mined ounce. Fortunately, prices for both palladium and platinum increased throughout the quarter and have continued to increase subsequent to quarter end. We continue to believe the market fundamentals for palladium, our primary product, remain robust. Regardless of the near term fluctuations in PGM prices, our approach remains the same. We will continue our disciplined approach to capital deployment and focus on improving operational efficiencies. I believe this approach and our unique assets have positioned Stillwater in an industry-leading position for the benefit of our shareholders.” concluded Mr. McMullen.

2016 Full-Year Guidance:

Following a review of first quarter 2016 results and forecasts for the remainder of the year, guidance for the full-year 2016 remains unchanged and is detailed in the table below:

2016 Guidance
Mined Production (palladium and platinum ounces)	515,000 - 535,000
Total Cash Costs per Mined Ounce (net of by-product and recycling credits)*	$445 - $485
All-In Sustaining Costs per Mined Ounce*	$615 - $665
General and Administrative (millions)	$30 - $40
Exploration (millions)(1)	$8 - $11
Sustaining Capital Expenditures (millions)	$50 - $60
Project Capital Expenditures (millions)(2)	$40 - $45
Total Capital Expenditures (millions)(2)	$90 - $105

(1) Exploration includes expenses for Marathon, Altar and Montana operations.
(2) Excludes project capitalized interest and capitalized depreciation.

First Quarter 2016 Results:

For the first quarter of 2016, the Company reported consolidated net loss attributable to common stockholders of $9.9 million, or $0.08 per diluted share, compared to consolidated net income attributable to common stockholders of $23.0 million, or $0.17 per diluted share for the first quarter of 2015. The decrease for the first quarter was impacted by significantly lower realized metal prices and lower sales volumes partially offset by lower costs.

Mine Production Comparison:

	Three Months Ended
	March 31,
(Produced ounces)	2016	2015
Palladium	62,000	64,500
Platinum	18,900	19,200
Stillwater Mine Total	80,900	83,700

Palladium	44,000	38,700
Platinum	12,400	10,900
East Boulder Mine Total	56,400	49,600

Palladium	106,000	103,200
Platinum	31,300	30,100
Total	137,300	133,300

Revenues from the Company’s Mine Production segment (including proceeds from the sale of by-products) totaled $85.8 million in the first quarter of 2016, down from $125.7 million for the first quarter of 2015. The combined average realized price for the sales of mined palladium and platinum decreased for the first quarter of 2016 to $612 per ounce, compared to $871 per ounce realized in the first quarter of 2015. The total quantity of mined palladium and platinum sold in the first quarter of 2016 was 132,000 ounces compared to 136,700 ounces sold in the first quarter of 2015.

Total costs of metals sold in the Mine Production segment decreased to $67.4 million in the first quarter of 2016 from $80.0 million in the first quarter of 2015.

Recycling Activity Comparison:

	Three Months Ended
	March 31,
	2016	2015
Average tons of catalyst fed per day	22.5	16.1
Tons processed	2,048	1,448
Tons tolled	1,002	371
Tons purchased	1,046	1,077
PGM ounces fed	154,200	108,700
PGM ounces sold	63,400	74,600
PGM tolled ounces returned	75,900	40,200

Total recycle PGM ounces fed to the smelter were up 41.9% from the first quarter of 2015 to 154,200 ounces, with a large amount of the growth coming from tolled material as well as increased grades in the purchased material.

PGM Recycling revenues totaled $47.7 million for the 2016 first quarter, a decrease from $74.7 million in the same period of 2015. The Company's combined average realized price for sales of recycled palladium, platinum and rhodium was $700 per ounce in the first quarter of 2016 compared to $981 per ounce in the first quarter of 2015. Recycling sales volumes for the first quarter of 2016 decreased to 63,400 ounces from 74,600 ounces sold in the first quarter of 2015. In conjunction, tolled ounces returned to customers increased to 75,900 ounces for the first quarter of 2016 from 40,200 ounces in the first quarter of 2015. Only the treatment charges for tolled material are included in recycling revenues, hence the decrease in recycling revenues.

PGM Recycling costs of metals sold totaled $46.0 million in the first quarter of 2016, down from the $72.7 million in the first quarter of 2015. A majority of the cost of metals sold from recycling in each period is attributable to the acquisition cost of purchasing recyclable materials for the Company's own account; therefore, the aggregate cost of metals sold from the PGM Recycling segment is driven mostly by the volume and the value of the PGMs in the materials purchased by the Company.

General and administrative costs were $8.3 million in the first quarter of 2016, in line with the $8.3 million incurred during the same period of 2015.

All-In Sustaining Costs Per Mined Ounce:

AISC* per mined ounce totaled $613 for the first quarter of 2016, a decrease from $763 recorded for the same period of 2015. Reductions in cash costs and sustaining capital contributed to the lower AISC result.

	Three Months Ended
	March 31,
All-In Sustaining Costs Per Mined Ounce Combined Montana Mining Operations	2016	2015
Total combined cash costs per mined ounce, net of by-product and recycling credits*	$446	$537
PGM Recycling income credit per mined ounce	13	16
Corporate General & Administrative Costs (Before DD&A)	56	58
Capital Outlay to Sustain Production at the Montana Operating Mines	98	152
All-In Sustaining Costs per mined ounce*	$613	$763

Cash Costs Per Mined Ounce:

Total combined cash costs per mined ounce (net of by-product and recycling credits)* totaled $446 per ounce for the first quarter of 2016, compared to $537 per ounce for the first quarter of 2015.

The table below illustrates the effect of by-product and recycling credits on the total combined cash costs per mined ounce, net of credits, for the Montana mining operations.

	Three Months Ended
	March 31,
Cash Costs Per Mined Ounce Combined Montana Mining Operations	2016	2015
Total combined cash costs per mined ounce, net of by-product and recycling credits*	$446	$537
By-product revenue credit per mined ounce	37	51
PGM Recycling income credit per mined ounce	13	16
Total combined cash costs per mined ounce, before by-product and recycling credits*	$496	$604

*These are non-GAAP financial measures. For a full description and reconciliation of these and other non-GAAP financial measures to GAAP financial measures, see Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures below.

Cash Flow and Liquidity:

At March 31, 2016, the Company’s cash and cash equivalents balance was $171.7 million, compared to $147.3 million at December 31, 2015. The Company’s cash and cash equivalents plus highly liquid investments totaled $452.4 million at March 31, 2016 (including $18.5 million of investments which have been reserved as collateral on letters of credit), compared to $463.8 million at December 31, 2015. Net working capital decreased to $520.8 million at March 31, 2016, compared to $523.0 million at the end of 2015.

Net cash provided by operating activities (which includes changes in working capital) totaled $8.1 million for the quarter ended March 31, 2016, compared to $38.3 million of cash provided by operating activities for the same period in 2015. Cash capital expenditures were $18.8 million for the quarter ended March 31, 2016, compared to $27.9 million in the same period in 2015.

Outstanding total balance sheet debt reported at March 31, 2016, was approximately $259.7 million, an increase from $255.8 million at December 31, 2015. The Company’s debt balance at March 31, 2016, included approximately $259.1 million of 1.75% convertible debentures (net of unamortized discount of approximately $72.4 million and $3.6 million of deferred debt issuance costs), $0.5 million of 1.875% convertible debentures and less than $0.1 million for a capital lease. The change in debt balance is a result of the accretion of the discount on the Company's outstanding 1.75% convertible debentures.

2016 First Quarter Results Webcast and Conference Call:

Stillwater Mining Company will conduct a conference call to discuss first quarter 2016 results at 12:00 noon Eastern Daylight Time on Friday, May 6, 2016.

Dial-In Numbers:        United States:       (877) 407-8037
                                   International:        (201) 689-8037

A simultaneous webcast and presentation to accompany the conference call will be available through the Investor Relations section of the Company's website at: www.stillwatermining.com.

A telephone replay of the call will be available for one week following the event. The replay dial-in numbers are (877) 660-6853 (U.S.) and (201) 612-7415 (International), access code 13631282. In addition, the call transcript will be archived in the Investor Relations section of the Company's website.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. miner of platinum group metals (PGMs) and the largest primary producer of PGMs outside of South Africa and the Russian Federation. PGMs are rare precious metals used in a wide variety of applications, including automobile catalysts, fuel cells, hydrogen purification, electronics, jewelry, dentistry, medicine and coinage. The Company is engaged in the development, extraction and processing of PGMs from a geological formation in south-central Montana recognized as the J-M Reef. The J-M Reef is the only known significant source of PGMs in the U.S. and the highest-grade PGM resource known in the world. The Company also recycles PGMs from spent catalytic converters and other industrial sources. The Company owns the Marathon PGM-copper deposit in Ontario, Canada, and the Altar porphyry copper-gold deposit located in the San Juan province of Argentina. The Company’s shares are traded on the New York Stock Exchange under the symbol SWC. Information about the Company can be found at its website: www.stillwatermining.com.

Cautionary Note Concerning Forward-Looking Statements

Some statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially from management's expectations. These statements may contain words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “predicts,” “should,” “will,” “may” or similar expressions. Such statements also include, but are not limited to, comments regarding a new operating cost structure; further opportunities to improve productivity and making further sustainable improvements; pursing expansion of the recycling business; plans to accelerate the Blitz project; robust market fundamentals for palladium; disciplined approach to capital deployment and improving operational efficiencies;  Stillwater possessing a leading industry position for the benefit of shareholders; estimated 2016 production, cash costs per mined ounce, AISC, exploration expense, general and administrative costs and capital expenditures; and the usefulness of non-GAAP financial measures. The forward-looking statements in this release are based on assumptions and analyses made by management in light of experience and perception of historical trends, current conditions, expected future developments, and other factors that are deemed appropriate. These statements are not guarantees of the Company’s future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The forward-looking statements herein speak only as of the date of this release. The Company disclaims any obligation to update forward-looking statements.

Stillwater Mining Company
Consolidated Statements of Comprehensive (Loss) Income
(Unaudited)

	Three Months Ended
	March 31,
(In thousands, except per share data)	2016	2015
REVENUES
Mine Production	$85,802	$125,738
PGM Recycling	47,736	74,682
Other	100	100
Total revenues	133,638	200,520
COSTS AND EXPENSES
Costs of metals sold
Mine Production	67,443	80,041
PGM Recycling	46,044	72,705
Total costs of metals sold (excludes depletion, depreciation and amortization)	113,487	152,746
Depletion, depreciation and amortization
Mine Production	17,069	16,869
PGM Recycling	191	252
Total depletion, depreciation and amortization	17,260	17,121
Total costs of revenues	130,747	169,867
(Gain) loss on disposal of property, plant and equipment	(1)	3
Loss on long-term investments	—	55
Exploration	2,848	1,080
General and administrative	8,297	8,345
Total costs and expenses	141,891	179,350
OPERATING (LOSS) INCOME	(8,253)	21,170
OTHER (EXPENSE) INCOME
Other	42	884
Interest income	710	703
Interest expense	(4,182)	(5,304)
Foreign currency transaction gain (loss) , net	1,192	(608)
(LOSS) INCOME BEFORE INCOME TAX BENEFIT (PROVISION)	(10,491)	16,845
Income tax benefit	561	6,043
NET (LOSS) INCOME	$(9,930)	$22,888
Net loss attributable to noncontrolling interest	—	(115)
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(9,930)	$23,003
Other comprehensive income, net of tax
Net unrealized gain on investments available-for-sale and deferred compensation	347	136
COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(9,583)	$23,139
Comprehensive loss attributable to noncontrolling interest	—	(115)
TOTAL COMPREHENSIVE (LOSS) INCOME	$(9,583)	$23,024
Weighted average common shares outstanding
Basic	121,071	120,521
Diluted	121,071	156,807
Basic (loss) earnings per share attributable to common stockholders	$(0.08)	$0.19
Diluted (loss) earnings per share attributable to common stockholders	$(0.08)	$0.17

Stillwater Mining Company
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
(In thousands, except per share data)	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$171,724	$147,336
Investments, at fair value	280,658	316,429
Inventories	105,185	102,072
Trade receivables	1,223	800
Prepaid expenses	1,295	2,821
Other current assets	26,617	21,628
Total current assets	586,702	591,086
Mineral properties	112,480	112,480
Mine development, net	467,285	460,751
Property, plant and equipment, net	104,630	109,957
Other noncurrent assets	4,142	4,115
Total assets	$1,275,239	$1,278,389
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$17,779	$18,205
Accrued compensation and benefits	28,646	30,046
Property, production and franchise taxes payable	12,676	13,907
Current portion of long-term debt and capital lease obligations	46	657
Other current liabilities	6,768	5,286
Total current liabilities	65,915	68,101
Long-term debt and capital lease obligations	259,661	255,099
Deferred income taxes	22,235	22,761
Accrued workers compensation	6,347	6,070
Asset retirement obligation	10,947	11,027
Other noncurrent liabilities	9,826	6,102
Total liabilities	374,931	369,160
EQUITY
Stockholders’ equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 121,072,613 and 121,049,471 issued and outstanding at March 31, 2016 and December 31, 2015, respectively	1,211	1,210
Paid-in capital	1,099,944	1,099,283
Accumulated deficit	(200,997)	(191,067)
Accumulated other comprehensive income (loss)	150	(197)
Total equity	900,308	909,229
Total liabilities and equity	$1,275,239	$1,278,389

Stillwater Mining Company
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	March 31,
(In thousands)	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(9,930)	$22,888
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depletion, depreciation and amortization	17,260	17,121
Loss on long-term investments	—	55
Amortization/accretion of investment premium/discount	607	420
(Gain) loss on disposal of property, plant and equipment	(1)	3
Foreign currency transaction (gain) loss, net	(1,192)	608
Deferred income taxes	355	(12,409)
Accretion of asset retirement obligation	208	191
Amortization of deferred debt issuance costs	217	303
Accretion of convertible debenture debt discount	4,345	4,525
Share based compensation and other benefits	732	3,438
Non-cash capitalized interest	(1,292)	(866)
Changes in operating assets and liabilities:
Inventories	(2,057)	5,997
Trade receivables	(423)	125
Prepaid expenses	1,526	1,183
Accounts payable	(83)	(2,043)
Accrued compensation and benefits	(1,400)	(2,152)
Property, production and franchise taxes payable	2,494	794
Accrued workers compensation	277	(146)
Other operating assets	(4,879)	(1,879)
Other operating liabilities	1,357	156
NET CASH PROVIDED BY OPERATING ACTIVITIES	8,121	38,312
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(18,842)	(27,902)
Proceeds from disposal of property, plant and equipment	1	—
Purchases of investments	(75,531)	(57,371)
Proceeds from maturities and sales of investments	111,250	29,839
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	16,878	(55,434)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on debt and capital lease obligations	(612)	(584)
Proceeds from issuance of common stock	1	28
NET CASH USED IN FINANCING ACTIVITIES	(611)	(556)
CASH AND CASH EQUIVALENTS
Net decrease	24,388	(17,678)
Balance at beginning of period	147,336	280,286
BALANCE AT END OF PERIOD	$171,724	$262,608

Stillwater Mining Company
Key Operating Factors
(Unaudited)

	Three Months Ended
	March 31,
(In thousands, except where noted)	2016	2015
OPERATING AND COST DATA FOR MINE PRODUCTION
Consolidated:
Ounces produced
Palladium	106	103
Platinum	31	30
Total	137	133
Tons milled	313	308
Mill head grade (ounce per ton)	0.47	0.46
Sub-grade tons milled (1)	20	28
Sub-grade tons mill head grade (ounce per ton)	0.17	0.16
Total tons milled(1)	333	336
Combined mill head grade (ounce per ton)	0.45	0.44
Total mill recovery (%)	93	92
Total mine concentrate shipped (tons) (3)	7,872	8,456
Platinum grade in concentrate (ounce per ton) (3)	4.20	3.74
Palladium grade in concentrate (ounce per ton) (3)	13.81	12.58
Total combined cash costs per ounce - net of credits (Non-GAAP) (2)	$446	$537
Total combined cash costs per ton milled - net of credits (Non-GAAP) (2)	$184	$213
Stillwater Mine:
Ounces produced
Palladium	62	64
Platinum	19	19
Total	81	83
Tons milled	162	172
Mill head grade (ounce per ton)	0.53	0.51
Sub-grade tons milled (1)	8	18
Sub-grade tons mill head grade (ounce per ton)	0.27	0.19
Total tons milled (1)	170	190
Combined mill head grade (ounce per ton)	0.51	0.48
Total mill recovery (%)	93	93
Total mine concentrate shipped (tons) (3)	4,055	4,650
Platinum grade in concentrate (ounce per ton) (3)	5.05	4.44
Palladium grade in concentrate (ounce per ton) (3)	15.89	14.48
Total cash costs per mined ounce - net of credits (Non-GAAP) (2)	$446	$531
Total cash costs per ton milled - net of credits (Non-GAAP) (2)	$212	$234

Stillwater Mining Company
Key Operating Factors (Continued)
(Unaudited)

	Three Months Ended
	March 31,
(In thousands, except where noted)	2016	2015
OPERATING AND COST DATA FOR MINE PRODUCTION (Continued)
East Boulder Mine:
Ounces produced
Palladium	44	39
Platinum	12	11
Total	56	50
Tons milled	151	136
Mill head grade (ounce per ton)	0.40	0.40
Sub-grade tons milled (1)	12	10
Sub-grade tons mill head grade (ounce per ton)	0.10	0.10
Total tons milled (1)	163	146
Combined mill head grade (ounce per ton)	0.38	0.38
Total mill recovery (%)	91	91
Total mine concentrate shipped (tons) (3)	3,817	3,806
Platinum grade in concentrate (ounce per ton) (3)	3.29	2.89
Palladium grade in concentrate (ounce per ton) (3)	11.60	10.25
Total cash costs per mined ounce - net of credits (Non-GAAP) (2)	$446	$547
Total cash costs per ton milled - net of credits (Non-GAAP) (2)	$154	$186

(1) Sub-grade tons milled includes reef waste material only. Reef waste material is PGM-bearing mined material below the cutoff grade for proven and probable reserves but with sufficient economic value to justify processing it through the concentrator along with the mined ore. Total tons milled includes ore tons and sub-grade tons only. See “Proven and Probable Ore Reserves – Discussion” in the Company’s 2015 Annual Report on Form 10-K for further information.
(2) Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Total cash costs per mined ounce, net of credits is a non-GAAP financial measure that management uses to monitor and evaluate the efficiency of its mining operations. This measure of cost is not defined under U.S. Generally Accepted Accounting Principles (GAAP). Please see Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures and the accompanying discussion for additional detail.
(3) The concentrate tonnage and grade values are inclusive of periodic re-processing of smelter slag and internal furnace brick PGM bearing materials.

Stillwater Mining Company
Key Operating Factors (Continued)
(Unaudited)

	Three Months Ended
	March 31,
(In thousands, except for average prices)	2016	2015
SALES AND PRICE DATA
Ounces sold
Mine Production:
Palladium (oz.)	105	107
Platinum (oz.)	27	30
Total	132	137
PGM Recycling: (1)
Palladium (oz.)	37	44
Platinum (oz.)	21	25
Rhodium (oz.)	5	6
Total	63	75
By-products from Mine Production: (2)
Rhodium (oz.)	1	1
Gold (oz.)	3	3
Silver (oz.)	1	1
Copper (lb.)	257	260
Nickel (lb.)	390	398
Average realized price per ounce (3)
Mine Production:
Palladium ($/oz.)	$531	$784
Platinum ($/oz.)	$919	$1,189
Combined ($/oz.)(4)	$612	$871
PGM Recycling: (1)
Palladium ($/oz.)	$574	$797
Platinum ($/oz.)	$912	$1,250
Rhodium ($/oz.)	$719	$1,220
Combined ($/oz.)(4)	$700	$981
By-products from Mine Production: (2)
Rhodium ($/oz.)	$690	$1,166
Gold ($/oz.)	$1,192	$1,222
Silver ($/oz.)	$15	$17
Copper ($/lb.)	$1.91	$2.46
Nickel ($/lb.)	$2.75	$4.97
Average market price per ounce (3)
Palladium ($/oz.)	$525	$786
Platinum ($/oz.)	$915	$1,192
Combined ($/oz.)(4)	$605	$873

(1) Ounces sold and average realized price per ounce from PGM Recycling relate to ounces produced from processing of spent catalyst from catalytic converters and other industrial sources.
(2) By-product metals sold reflect contained metal. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.
(3) The Company’s average realized price represents revenues, hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold. The average market price represents the average London market for the actual months of the period.
(4) The Company reports a combined average realized and market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES

The Company utilizes certain non-GAAP financial measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP financial measure included in the Company’s Consolidated Statements of Comprehensive (Loss) Income) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP financial measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP financial measures may also be of value to outside readers, both as general indicators of the Company’s mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP financial measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP financial measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to costs of revenues, the most directly comparable GAAP financial measure, for each period shown is provided as part of the following tables, and a description of each non-GAAP financial measure is provided below.

Total Consolidated Costs of Revenues: For the Company as a whole, this measure is equal to total costs of revenues, as reported in the Company's Consolidated Statements of Comprehensive (Loss) Income. For the Stillwater Mine, the East Boulder Mine, and PGM Recycling and Other, the Company segregates the expenses within total costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in total cost of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for the Stillwater Mine, the East Boulder Mine and PGM Recycling and Other are equal in the aggregate, to total consolidated costs of revenues as reported in the Company’s Consolidated Statements of Comprehensive (Loss) Income.

Total Cash Costs (Non-GAAP): These non-GAAP financial measures are calculated as total costs of revenues adjusted to exclude costs of metals sold from PGM Recycling and Other, depletion and depreciation and amortization for Mine Production and PGM Recycling and Other, asset retirement costs, and timing differences resulting from changes in product inventories to arrive at Total Cash Costs before by-product and recycling credits. From this calculation, the Company deducts by-product and recycling income credits to arrive at Total Cash Costs, net of by-product and recycling credits. Total Cash Costs is a measure of extraction efficiency. The Company uses this measure as a comparative indication of the cash costs related to production and processing in its mining operations in any period.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Costs per Mined Ounce (Non-GAAP), measured for each mine or combined, provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cash cost per mined ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company’s mines. Consequently, Total Cash Costs per Mined Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

When divided by the total tons milled in the respective period, Total Cash Costs per Ore Ton Milled (Non-GAAP), measured for each mine or combined, provides an indication of the level of cash costs incurred per ore ton milled in that period. Because of variability of ore grade in the Company’s mining operations, mine production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which mine production tons are measured precisely. Consequently, Total Cash Costs per Ore Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

With respect to 2016 guidance regarding Total Cash Costs per Mined Ounce (net of by-product and recycling credits) and AISC per Mined Ounce, the Company cannot provide a quantitative reconciliation to the most directly comparable GAAP measure without unreasonable effort. However, the Company would expect to calculate these non-GAAP measures in the same manner they were calculated in the reconciliations included in this press release.

Stillwater Mining Company
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended
	March 31,
(In thousands, except per ounce and per ton data)	2016	2015
Consolidated:
Reconciliation from costs of revenues:
Total costs of revenues	$130,747	$169,867
Costs of metals sold
PGM Recycling	(46,044)	(72,705)
Depletion, depreciation and amortization
Mine Production	(17,069)	(16,869)
PGM Recycling	(191)	(252)
Depletion, depreciation and amortization (in inventory)	(1,055)	937
Change in product inventories	1,942	(354)
Asset retirement costs	(208)	(191)
Total combined cash costs, before by-product and recycling credits (Non-GAAP)	$68,122	$80,433
By-product credit	(5,115)	(6,745)
Recycling income credit	(1,777)	(2,127)
Total combined cash costs, net of by-product and recycling credits (Non-GAAP)	$61,230	$71,561

Mined ounces produced	137	133

Total combined cash costs per mined ounce, before by-product and recycling credits (Non-GAAP)	$496	$604
By-product credit per mined ounce	(37)	(51)
Recycling income credit per mined ounce	(13)	(16)
Total combined cash costs per mined ounce, net of by-product and recycling credits (Non-GAAP)	$446	$537

Ore tons milled	333	336

Total combined cash costs per ore ton milled, before by-product and recycling credits (Non-GAAP)	$204	$239
By-product credit per ore ton milled	(15)	(20)
Recycling income credit per ore ton milled	(5)	(6)
Total combined cash costs per ore ton milled, net of by-product and recycling credits (Non-GAAP)	$184	$213

Stillwater Mining Company
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Continued)
(Unaudited)

	Three Months Ended
	March 31,
(In thousands, except per ounce and per ton data)	2016	2015
Stillwater Mine:
Reconciliation from costs of revenues:
Total costs of revenues	$51,476	$62,355
Depletion, depreciation and amortization
Mine Production	(11,891)	(12,095)
Depletion, depreciation and amortization (in inventory)	(392)	716
Change in product inventories	688	(1,259)
Asset retirement costs	(194)	(183)
Total cash costs, before by-product and recycling credits (Non-GAAP)	$39,687	$49,534
By-product credit	(2,574)	(3,805)
Recycling income credit	(1,034)	(1,335)
Total cash costs, net of by-product and recycling credits (Non-GAAP)	$36,079	$44,394

Mined ounces produced	81	84

Total cash costs per mined ounce, before by-product and recycling credits (Non-GAAP)	$491	$592
By-product credit per mined ounce	(32)	(45)
Recycling income credit per mined ounce	(13)	(16)
Total cash costs per mined ounce, net of by-product and recycling credits (Non-GAAP)	$446	$531

Ore tons milled	170	190

Total cash costs per ore ton milled, before by-product and recycling credits (Non-GAAP)	$233	$261
By-product credit per ore ton milled	(15)	(20)
Recycling income credit per ore ton milled	(6)	(7)
Total cash costs per ore ton milled, net of by-product and recycling credits (Non-GAAP)	$212	$234

Stillwater Mining Company
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Continued)
(Unaudited)

	Three Months Ended
	March 31,
(In thousands, except per ounce and per ton data)	2016	2015
East Boulder Mine:
Reconciliation from costs of revenues:
Total costs of revenues	$33,036	$34,555
Depletion, depreciation and amortization
Mine Production	(5,178)	(4,774)
Depletion, depreciation and amortization (in inventory)	(663)	221
Change in product inventories	1,254	905
Asset retirement costs	(14)	(8)
Total cash costs, before by-product and recycling credits (Non-GAAP)	$28,435	$30,899
By-product credit	(2,541)	(2,940)
Recycling income credit	(743)	(792)
Total cash costs, net of by-product and recycling credits (Non-GAAP)	$25,151	$27,167

Mined ounces produced	56	50

Total cash costs per mined ounce, before by-product and recycling credits (Non-GAAP)	$504	$622
By-product credit per mined ounce	(45)	(59)
Recycling income credit per mined ounce	(13)	(16)
Total cash cost, per mined ounce, net of by-product and recycling credits (Non-GAAP)	$446	$547

Ore tons milled	163	146

Total cash costs per ore ton milled, before by-product and recycling credits (Non-GAAP)	$175	$211
By-product credit per ore ton milled	(16)	(20)
Recycling income credit per ore ton milled	(5)	(5)
Total cash costs per ore ton milled, net of by-product and recycling credits (Non-GAAP)	$154	$186

PGM Recycling:
Cost of metals sold
PGM Recycling	$(46,044)	$(72,705)
Depletion, depreciation and amortization
PGM Recycling	(191)	(252)
Total costs of revenues	$(46,235)	$(72,957)

Stillwater Mining Company
All-In Sustaining Costs (a Non-GAAP Financial Measure)
(Unaudited)

All-In Sustaining Costs (Non-GAAP): This non-GAAP financial measure is used as an indicator from period to period of the level of total cash required by the Company to maintain and operate the existing mines, including corporate administrative costs and replacement capital. The measure is calculated beginning with total combined cash costs (another non-GAAP financial measure, described above), and adding to it the recycling income credit, domestic corporate overhead and marketing costs (excluding any depreciation, research and development, and reorganization costs included in corporate overhead costs) and that portion of total capital expenditures associated with sustaining the current level of mining operations. (Capital expenditures for Blitz, Graham Creek (prior to 2015) and certain other one-time projects are not included in the calculation.)

When divided by the total recoverable PGM ounces in the respective period, All-In Sustaining Costs per Mined Ounce (Non-GAAP) provides an indication of the level of total cash required to maintain and operate the mines per PGM ounce produced in the period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because the objective of PGM mining activity is to extract PGM material, the all-in cash costs per mined ounce to produce PGM material, administer the business and sustain the operating capacity of the mines is a useful measure for comparing overall extraction efficiency between periods. This measure is affected by the total level of spending in the period and by the grade and volume of mined ore produced.

	Three Months Ended
	March 31,
(In thousands, except $/oz.)	2016	2015
All-In Sustaining Costs
Total combined cash costs, net of by-product and recycling credits (Non-GAAP)	$61,230	$71,561
Recycling income credit	1,777	2,127
	$63,007	$73,688

Consolidated Corporate General & Administrative costs	$8,297	$8,345
Corporate depreciation included in Consolidated Corporate General & Administrative costs	(111)	(132)
General & Administrative Costs - Foreign Subsidiaries	(444)	(417)
Total General & Administrative costs	$7,742	$7,796

Total capitalized costs	$21,266	$28,375
Capital associated with expansion	(7,804)	(8,121)
Total Capital incurred to sustain existing operations	$13,462	$20,254

All-In Sustaining Costs (Non-GAAP)	$84,211	$101,738

Mined ounces produced	137.3	133.3

All-In Sustaining Costs per Mined Ounce ($/oz.) (Non-GAAP)	$613	$763

INVESTOR CONTACT:
Mike Beckstead
(720) 502-7671
investor-relations@stillwatermining.com